UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEPOMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FOR IMMEDIATE RELEASE

Depomed Issues Statement

NEWARK, Calif., October 15, 2015 — Depomed, Inc. (NASDAQ: DEPO) (“Depomed” or the “Company”) today issued the following statement:

We note that Horizon Pharma has recently made what we believe are confusing and misleading communications in connection with its unsolicited offer to acquire Depomed, including statements related to the value of their offer, the special meeting process and the actions of the Depomed Board.  We remind shareholders that the Depomed Board has set October 29 and November 13, 2015 as the record dates to determine the shareholders that are entitled to call two special meetings of shareholders that have been proposed by Horizon.  If Horizon delivers the requisite proxies following those dates, Depomed will take the appropriate steps to honor shareholders’ request and hold the proposed meetings in accordance with California law and Depomed’s bylaws.

We believe that Horizon is proposing to replace the Depomed Board of Directors because it rejected Horizon’s offer of .95 shares of Horizon for each share of Depomed.  What Horizon fails to disclose is that its offer now has a current value of only about $17 a share.  We think the facts speak for themselves. The Depomed Board and management team continue to focus on implementing the Company’s business plan and creating value for all shareholders.

Morgan Stanley & Co. LLC and Leerink Partners LLC are serving as financial advisors to Depomed and Baker Botts L.L.P. and Gibson, Dunn & Crutcher LLP are serving as legal counsel.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Our NUCYNTA® franchise includes NUCYNTA® ER (tapentadol) extended release tablets indicated for the management of pain, including neuropathic pain associated with diabetic peripheral neuropathy (DPN), severe enough to require daily, around-the-clock, long-term opioid treatment, and NUCYNTA® (tapentadol), an immediate release version of tapentadol, for management of moderate to severe acute pain in adults. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults. Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise, Nucynta ER and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology. Additional information about Depomed may be found at www.depomed.com.

Forward-Looking Statements & Other Legal Information

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s prospects as a standalone business, Depomed’s business strategy, expectations regarding Depomed’s future financial results and the ability to create shareholder value, expectations regarding anticipated growth and the future contributions and potential of NUCYNTA, and other risks detailed in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans, objectives or expectations will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Our solicitation of revocations in the GREEN and GOLD cards allows Depomed shareholders to take action only with respect to the revocation of consents to the calling and holding of the proposed special meetings. Any action that you may take pursuant to such solicitation will not have a direct impact on the Horizon exchange offer, will not directly limit your ability to participate with respect to the exchange offer and will not constitute an affirmative vote for or against the exchange offer.

Investor Contact:

Depomed, Inc.

August J. Moretti

Chief Financial Officer

510-744-8000

amoretti@depomed.com

or

Christopher Keenan

VP, Investor Relations and Corporate Communication

510-744-8000

ckeenan@depomed.com

Innisfree M&A Incorporated

Larry Miller / Jonathan Salzberger / Scott Winter

212-750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann

415-869-3950

Andy Brimmer and Averell Withers

212-355-4449